CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Oppenheimer Series Fund, Inc.:

We consent to the use of our report dated December 17, 2012, with respect to the financial statements and financial highlights of Oppenheimer Value Fund (a portfolio of Oppenheimer Series Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 26, 2013